Exhibit 99.1

Contact: Lendway, Inc. Biz McShane, CFO (763) 392-6200

FOR IMMEDIATE RELEASE

LENDWAY, INC. ANNOUNCES SEPTEMBER 30, 2025 FINANCIAL RESULTS

MINNEAPOLIS, MN – November 10, 2025 – Lendway, Inc. (Nasdaq: LDWY) (“Lendway” or the “Company”) today announced its financial results for the three months ended September 30, 2025.

Overview

Three months ended September 30, 2025

●	Net revenue was $5.2 million.
●	Gross loss was $0.06 million, or (1.2)% of sales.
●	Operating loss of $3.0 million compared to an operating loss of $1.4 million in the three months ended September 30, 2024.
●	Net loss from continuing operations was $3.4 million compared to a loss of $1.5 million in the three months ended September 30, 2024.
●	Net loss attributable to Lendway was $2.9 million, or loss of $1.61 per diluted share, compared to net loss of $1.1 million, or a loss of $0.64 per diluted share in the three months ended September 30, 2024.
●	EBITDA was a loss of $2.4 million compared to a loss of $0.6 million in the three months ended September 30, 2024.
●	Cash used in operations was $9.9 million compared to $7.6 million in the three months ended September 30, 2024.

Lendway’s Chairman and Co-Chief Executive Officer, Mark Jundt, commented, “This quarter reflects the natural seasonality of our business, but we’re encouraged by the momentum we’re building. The Company is laying the groundwork for a successful year ahead, and we feel as confident as ever in our future.” Co-Chief Executive Officer Dan Philp added, “This quarter is an important quarter in terms of buying our bulbs and preparing our growing programs for the upcoming busy season. We believe that we have set ourselves up to capture the full potential of the peak season ahead.”

Three Months Results

Net Revenue

Net revenue was $5.2 million for the three months ended September 30, 2025 compared to $6.6 million in the three months ended September 30, 2024. The decrease in revenue is due to strategically growing tulips earlier in the calendar year to meet higher demand near Mother’s Day, resulting in fewer stems to sell this quarter. Additionally, the Company purchased fewer Dutch bulbs in 2024, so there were less stems to grow at the end of the Dutch bulb season, which is typically July and August. Management expects revenue to increase in the remaining quarters of fiscal year 2026 as a result of more bulbs in inventory which the Company will grow into stems to sell, subject to normal growing risks.

Gross (loss) profit

Gross loss in the three months ended September 30, 2025 was $0.06 million, or 1.2% of sales, compared to gross profit of $1.4 million, or 21.7% of sales, in the three months ended September 30, 2024. The Company strategically accelerated the growing of stems to meet spring demand which led to less stems available for sale in the quarter to cover fixed costs such as rent. Additionally, the average price a bulb increased and bulbs are now subject to tariffs which reduces profitability. The Company has raised prices to partially offset the higher costs. Management expects gross margin to improve in the remaining quarters of fiscal year 2026 as the Company has more bulbs to grow into stems to sell.

Operating loss

The Company had operating loss of $3.0 million in the three months ended September 30, 2025, compared to operating loss of $1.4 million in the three months ended September 30, 2024. The reduction is primarily due to lower revenue and higher bulb costs.

Net loss from continuing operations

Net loss from continuing operations was $3.4 million in the three months ended September 30, 2025 compared to a loss of $1.5 million in the three months ended September 30, 2024. The decrease is primarily due to lower operating income and an increase in foreign exchange losses.

Net loss attributable to Lendway

Net loss attributable to Lendway for the three months ended September 30, 2025 was $2.9 million, or $1.61 per diluted share, compared to net loss attributable to Lendway of $1.1 million, or a loss of $0.64 per diluted share, in the three months ended September 30, 2024. The decrease is due to the increase in operating loss.

EBITDA

In the three months ended September 30, 2025, EBITDA was a loss of $2.4 million, compared to a loss of $0.6 million in the three months ended September 30, 2024. The decrease is due to lower sales and higher bulb costs.

Bloomia EBITDA

Bloomia had an EBITDA loss of $1.8 million in the three months ended September 30, 2025 compared to $0.1 million of EBITDA income in the three months ended September 30, 2024. The decrease is due to lower sales and higher bulb costs.

Balance Sheet

As of September 30, 2025, cash and cash equivalents totaled $1.8 million, compared to $0.9 million as of June 30, 2025. The increase is primarily due to debt proceeds in the three months ended September 30, 2025 to fund the purchase of tulip bulbs in the quarter. Working capital (current assets less current liabilities) was $11.3 million at September 30, 2025, compared to $1.1 million at June 30, 2025. The increase is due to the purchasing of bulbs for “high season” in the spring. Working capital has historically been near its peak as of December 31 and near the trough at June 30 due to the seasonality of the business. Debt, including a $6.4 million note payable to a related party, was $45.5 million as of September 30, 2025, compared to $34.1 million at June 30, 2025. The increase is a result of the Company drawing on its revolving line of credit and borrowing funds pursuant to additional promissory notes, primarily to purchase tulip bulbs in the quarter.

About Lendway, Inc.

Lendway, Inc (Nasdaq: LDWY) is a specialty ag company focused on making and managing its ag investments in the U.S. and internationally. The Company is the majority owner of Bloomia, one of the largest producers of fresh-cut tulips in the United States. For additional information, contact (800) 874-4648 or visit our website at www.lendway.com. Investor inquiries can be submitted to info@lendway.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release that are not statements of historical or current facts are considered “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of the Company to be materially different from the results or performance expressed or implied by such forward-looking statements. The words “anticipate,” “believe,” “could,” “estimate,”  “expect,” “future,” “groundwork,” “intend,” “likely,” “may,” “plan,” “project,” “set ourselves up,” “will” and similar expressions identify forward-looking statements. Forward-looking statements include statements expressing the intent, belief or current expectations of the Company and members of our management team regarding, for instance: (i) our belief that our cash balance, cash generated by operations and borrowings available under our Credit Agreement, will provide adequate liquidity and capital resources for at least the next twelve months and (ii) regarding the potential for growth and other opportunities for our business. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. These statements are subject to the risks and uncertainties that could cause actual results to differ materially and adversely from the forward-looking statements. These forward-looking statements are based on current information, which we have assessed and which by its nature is dynamic and subject to rapid and even abrupt changes.

Factors that could cause our estimates and assumptions as to future performance, and our actual results, to differ materially include the following: (1) our ability to compete, (2) concentration of revenue among a small number of customers, (3) dependency on Dutch tulip bulbs, (4) changes in interest rates, (5) ability to comply with the requirements of the Credit Agreement and operate within its restrictions, (6) economic and market conditions that may restrict or delay appropriate or desirable opportunities, (7) our ability to develop and maintain necessary processes and controls relating to our businesses (8) reliance on one or a small number of employees, (9) our ability to generate enough cash or secure enough capital to execute our business plans, (10) our ability to obtain seasonal workers, (11) other economic, international, business, market, financial, competitive and/or regulatory factors affecting the Company’s businesses generally; (12) exchange rate fluctuations; (13) tariffs; and (14) the availability of additional capital on desirable terms, if at all. Forward-looking statements involve known and unknown risks, uncertainties and other factors, including those set forth in our Transition Report on Form 10-KT for the six months ended June 30, 2025 and additional risks, identified in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K filed with the SEC. Such forward-looking statements should be read in conjunction with the Company's filings with the SEC. The Company assumes no responsibility to update the forward-looking statements contained in this press release or the reasons why actual results would differ from those anticipated in any such forward-looking statement, other than as required by law.

Lendway, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (Unaudited)

(Values are rounded to the nearest thousand dollars and thousand shares)

	Three Months Ended
	September 30,
	2025	2024
Revenue, net	$5,153,000	$6,628,000
Cost of goods sold	5,213,000	5,188,000
Gross (loss) profit	(60,000)	1,440,000
Sales, general and administrative expenses	2,983,000	2,791,000
Operating loss	(3,043,000)	(1,351,000)
Foreign currency transaction loss, net	253,000	46,000
Interest expense, net	822,000	800,000
Other income, net	(32,000)	(3,000)
Loss from continuing operations before income taxes	(4,086,000)	(2,194,000)
Income tax benefit	(721,000)	(736,000)
Net loss from continuing operations	(3,365,000)	(1,458,000)
Income from discontinued operations, net of tax	—	66,000
Net loss including noncontrolling interest	(3,365,000)	(1,392,000)
Less: Net loss attributable to noncontrolling interest	(511,000)	(267,000)
Net loss attributable to Lendway, Inc.	(2,854,000)	(1,125,000)
Other comprehensive income (foreign currency translation gain)	33,000	1,000
Less: Comprehensive income attributable to noncontrolling interest	6,000	—
Comprehensive loss attributable to Lendway, Inc.	$(2,827,000)	$(1,124,000)

Net loss per basic and diluted share attributable to Lendway, Inc.:
Continuing operations	$(1.61)	$(0.67)
Discontinued operations	—	0.04
Basic and diluted earnings per share	$(1.61)	$(0.64)

Shares used in calculation of net loss per share:
Basic and diluted	1,770,000	1,770,000

SELECTED BALANCE SHEET DATA

	September 30, 2025	June 30, 2025
Cash and cash equivalents	$1,840,000	$906,000
Working capital (1)	11,264,000	1,098,000
Total assets	105,031,000	96,102,000
Total debt	45,476,000	34,083,000
Total liabilities	93,513,000	81,265,000
Stockholders’ equity	11,518,000	14,837,000

(1)	Working capital represents current assets less current liabilities.

Non-GAAP Reconciliations

This press release includes EBITDA and Bloomia EBITDA, which are non-GAAP financial measures. Non-GAAP financial measures, which are not calculated or presented in accordance with U.S. generally accepted accounting principles (“GAAP”), have been provided as information supplemental and in addition to the financial measures presented in accordance with GAAP. Such non-GAAP financial measures are not substitutes for, or as an alternative to, and should be considered in conjunction with, the respective GAAP financial measures. The non-GAAP financial measures presented may differ from similarly named measures used by other companies.

Included below are reconciliations of EBITDA to net loss from continuing operations, the most directly comparable GAAP measure. EBITDA does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in cash requirements for our working capital needs. We believe EBITDA and Bloomia EBITDA provide meaningful supplemental information about our operating performance as this measure excludes amounts from income from discontinued operations that we do not consider part of our core operating results when assessing our performance.

The following table reconciles net loss from continuing operations to EBITDA for the three months ended September 30, 2025 and 2024:

	Three Months Ended
	September 30,
	2025	2024
Net loss from continuing operations	$(3,365,000)	$(1,458,000)
Interest expense, net	822,000	800,000
Income tax benefit	(721,000)	(736,000)
Depreciation and amortization	874,000	820,000
EBITDA	$(2,390,000)	$(574,000)

The following table reconciles Bloomia EBITDA to total Company EBITDA. Management excludes Lendway corporate overhead when evaluating its investment in Bloomia.

	Three Months Ended	Three Months Ended
	September 30, 2025	September 30, 2025
	Bloomia	Lendway Overhead	Total
Loss from continuing operations before income taxes	$(3,467,000)	$(619,000)	$(4,086,000)
Depreciation and amortization	873,000	1,000	874,000
Interest expense, net	785,000	37,000	822,000
EBITDA	$(1,809,000)	$(581,000)	$(2,390,000)

	Three Months Ended	Three Months Ended
	September 30, 2024	September 30, 2024
	Bloomia	Lendway Overhead	Total
Loss from continuing operations before income taxes	$(1,498,000)	$(696,000)	$(2,194,000)
Depreciation and amortization	820,000	—	820,000
Interest expense (income), net	827,000	(27,000)	800,000
EBITDA	$149,000	$(723,000)	$(574,000)

We believe these non-GAAP financial measures are useful to permit investors to compare results with prior periods. Management uses EBITDA and Bloomia EBITDA (a) to evaluate our historical and prospective financial performance and trends as well as our performance relative to competitors and peers; (b) to measure operational profitability consistently; (c) in presentations to the members of our Board of Directors; and (d) to evaluate compliance with covenants and restricted activities under the terms of our Credit Agreement.